UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2003

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

The information in Item 7 and Item 9 of this Current Report on Form 8-K, including the exhibit, is furnished pursuant to Item 9 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information in Item 7 and Item 9 of this Current Report on Form 8-K, including the exhibit, shall not be deemed to be incorporated by reference into the filings of i2 Technologies, Inc. under the Securities Act of 1933, as amended.

ITEM 5. OTHER EVENTS

On February 10, 2003, i2 Technologies, Inc. (the “Company”) issued a press release announcing that the Company will not be moving to the NASDAQ SmallCap Market as previously announced. The Company stated that the decision is a result of NASDAQ’s proposed changes to the continued listing requirements for the NASDAQ National Market. As a result of this decision, the Company has received from the NASDAQ a delisting notification, which it plans to appeal.

The NASDAQ Board of Directors recently approved an amendment to the National Market continued listing requirements that, if approved by the SEC, could allow the Company to satisfy the National Market listing requirements if its stock price rises to above the $1 level within the newly-proposed extended grace period.

Based on the potential listing requirement changes, the Company has decided to utilize the NASDAQ delisting appeals process to demonstrate its ability to comply with and maintain the new listing standards, if approved by the SEC. Therefore, the Company has withdrawn its application to phase down to the NASDAQ Small Cap Market and NASDAQ has furnished the Company with a notice of intent to delist for noncompliance with the NASDAQ National Market’s minimum shareholders equity requirement.

The Company plans to submit a request for a hearing to appeal the delisting notification. Hearings are generally scheduled 30 to 45 days from the time of request. The Company’s stock will continue to trade on the NASDAQ National Market while the appeal is pending.

In the event that NASDAQ does not accept the Company’s position regarding its ability to meet and maintain the National Market continued listing standards, the Company intends to seek permission to move to the NASDAQ Small Cap Market at that time.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

99.1	Press Release

ITEM 9. REGULATION FD DISCLOSURE

On February 10, 2003, the Company issued a press release announcing that the Company will not be moving to the NASDAQ SmallCap Market as previously announced. A copy of the Company’s press release is included in this report as Exhibit 99.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

i2 TECHNOLOGIES, INC.

Dated: February 13, 2003

By:	/s/ William M. Beecher
William M. Beecher Executive Vice President and Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release.

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